Exhibit 5.1

Manatt, Phelps & Phillips, LLP

April 9, 2018

Highpower International, Inc.

Building A1, Luoshan Industrial Zone,

Shanxia, Pinghu, Longgang,

Shenzhen, Guangdong, 518111

People’s Republic of China

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Highpower International, Inc., a Delaware corporation (the “Company”), in connection with the filing of a prospectus supplement dated April 5, 2018 (the “Prospectus Supplement”) to the prospectus dated April 20, 2017 (together, the “Prospectus”) relating to the issuance by the Company, pursuant to that certain Settlement Agreement dated April 5, 2018 (the “Settlement Agreement”), by and between the Company, FirsTrust China, Ltd., a limited liability company existing under the laws of the People’s Republic of China and Jian Ke (a.k.a., Patrick Ko), Kai Ding, Chen Lin, and Yunfeng Jiang, of 50,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-217294) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on April 20, 2017. This opinion letter also relates to the preferred stock purchase rights associated with the Common Stock (the “Rights”), with respect to the Shares, to be issued pursuant to the Rights Agreement dated September 12, 2017 (the “Rights Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation of the Company, as amended and as in effect on and as of the date hereof, the bylaws of the Company, as amended and as in effect on and as of the date hereof, the Rights Agreement, records of relevant corporate proceedings with respect to the authorization and issuance of the Shares, and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224

Albany | Chicago | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington, D.C.

Highpower International, Inc.

April 9, 2018

In connection with our representation of the Company, and as a basis for the opinion expressed herein, we have assumed the legal capacity of all natural persons, the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. We have not independently verified any of those assumptions.

In rendering this opinion, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the rights agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in the manner and under the terms of the Settlement Agreement, will upon such issuance be legally issued, fully paid and non-assessable, and the Rights associated with the Shares will be validly issued.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

Sincerely,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP